UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2010

SKECHERS U.S.A., INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14429	95-4376145
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

228 Manhattan Beach Boulevard, Manhattan Beach, California		90266
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 318-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Skechers U.S.A., Inc. (the "Company") entered into two related material definitive agreements as follows:

A. JOINT VENTURE AGREEMENT

Parties and Objective of the Agreement

On January 30, 2010, the Company entered into a Limited Liability Company Agreement with HF Logistics I, LLC ("HF") through Skechers RB, LLC, a newly formed wholly-owned subsidiary of the Company, regarding the ownership and management of HF Logistics-SKX, LLC, a Delaware limited liability company (the "JV"). The purpose of the JV is to acquire and to develop real property consisting of approximately 110 acres situated in Moreno Valley, California (the "Property"), and to construct approximately 1,820,000 square feet of buildings and other improvements (the "Project") to lease to the Company as a distribution facility (the "Lease"). The JV’s objective is to operate the Project for the production of income and profit.

Basic Terms and Conditions

The term of the JV is 50 (fifty) years. The parties are equal fifty percent partners. The Company, through Skechers RB, LLC, will make an initial cash capital contribution of $30 million and HF will make an initial capital contribution of land. Additional capital contributions, if necessary, would be made on an equal basis by Skechers RB, LLC and HF. HF will be deemed to have extended a loan to the JV as consideration for assigning the JV all of its interest in the entitlements (e.g., specifications, surveys, drawings) relating to the ownership and development of the Property. The JV is in the process of obtaining $55 million in construction financing, the closing of which is subject to certain conditions. In the event that either the construction loan is not finalized or construction does not begin by June 1, 2010, the JV is null and void and the parties are entitled to receive return of their initial capital contributions in the form contributed. In general, Skechers RB, LLC shall have exclusive management over the Project’s buildings and operations after completion of construction and HF shall have exclusive management over landlord decisions under the Lease, financing the Project or encumbering JV assets, and matters pertaining to entitling the Property and developing the Project.

B. AMENDED LEASE AGREEMENT

Parties and Objective of the Lease and Lease Amendment

On December 18, 2009, the Company and HF entered into an Amendment to Lease Agreement modifying a lease between the same parties dated September 25, 2007 (the "Amendment"). The Lease is for a Company distribution facility. The Amendment provides that it would not be effective until the parties or their affiliates entered into the joint venture agreement to develop the Property, and to construct the Project. On January 30, 2010, the Company entered into the JV (as described above) with HF through Skechers RB, LLC, the Company’s wholly-owned subsidiary, and this condition was met.

Basic Terms and Conditions

The Company will lease from the JV approximately 1,820,000 square feet of buildings and other improvements as a distribution facility. The lease term is 240 calendar months (twenty years) and commences when the JV obtains a certificate of occupancy for the Project. The base rent shall be $933,894.44 per month during the Lease.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information contained under the headings "Joint Venture Agreement" and "Amended Lease Agreement" in Item 1.01 is incorporated by reference in this Item 2.01, as applicable.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under the headings "Joint Venture Agreement" and "Amended Lease Agreement" in Item 1.01 is incorporated by reference in this Item 2.03, as applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKECHERS U.S.A., INC.

February 4, 2010	By:	/s/ Philip Paccione

Name: Philip Paccione
Title: General Counsel; Executive Vice President, Business Affairs; and Corporate Secretary